Exhibit 99.1

Contact:	Monica Martines (216) 441-7346
Cherie Skoczen (216) 429-5194

For release Monday, February 11, 2008

TFS Financial Corporation Announces First Fiscal Quarter Ended December 31, 2007 Financial Results, Declaration of First Dividend and Adoption of Stock Repurchase Program

(Cleveland, OH – February 11, 2008) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland, today announced quarterly results for the period ended December 31, 2007, the adoption of a Stock Repurchase Program and declaration of its first quarterly dividend.

The Company reported net income of $18.8 million for the three months ended December 31, 2007, compared to net income of $15.8 million for the three months ended December 31, 2006. At December 31, 2007, the Company had assets of $10.5 billion; deposits of $8.3 billion and shareholders’ equity of $2.0 billion.

Net interest income increased by $8.3 million, or 18.7%, to $53.0 million for the three months ended December 31, 2007 from $44.6 million for the three months ended December 31, 2006. The increase resulted primarily from interest income earned on the proceeds from our public offering. While net interest income increased during the quarter, we nevertheless experienced a further compression of our interest rate spread and to a lesser extent, our net interest margin. Our interest rate spread decreased 36 basis points to 1.28% for the three months ended December 31, 2007 from 1.64% for the three months ended December 31, 2006, and our net interest margin decreased 1 basis point to 2.11% for the three months ended December 31, 2007 from 2.12% for the three months ended December 31, 2006.

Our provision for loan losses was $3.0 million for the three months ended December 31, 2007 and $2.0 million for the three months ended December 31, 2006. The provisions exceeded net chargeoffs of $2.0 million and $1.5 million for the three months ended December 31, 2007 and 2006, respectively. The allowance for loan losses was $26.1 million, or 0.31% of total loans receivable at December 31, 2007, compared to $25.1 million, or 0.31% of total loans receivable, at September 30, 2007. We increased the allowance for loan losses to address the potential risk from an increase in non-performing loans from September 30, 2007 to December 31, 2007. Nonperforming loans increased by $16.3 million to $129.8 million, or 1.55% of total loans, at December 31, 2007 from $113.5 million, or 1.39% of total loans, at September 30, 2007. Of the $16.3 million increase in nonperforming loans, $5.7 million occurred in our Home Today portfolio and $7.7 million occurred in our home equity loans and lines of credit portfolio. Home Today is an affordable housing program targeted to benefit low- and moderate-income home buyers. Through our Home Today program, we originate loans with our standard terms to borrowers who might not otherwise qualify for such loans. To qualify for our Home Today program, a borrower must complete financial management education and counseling and must be referred to us by a sponsoring organization with whom we have partnered as part of the program. Borrowers in the Home Today program are not charged higher fees or interest rates than non-Home Today borrowers. Unlike sub-prime loans, these loans are not interest only or negative amortizing and contain no low initial payment features or adjustable interest rates. While loans under the Home Today program do have higher risk characteristics than non-Home Today loans, we do not classify Home Today as a sub-prime lending program. As of December 31, 2007, we had $308.3 million of loans outstanding that were originated through our Home Today program, compared to $304.0 million, at September 30, 2007. As of December 31, 2007, our home equity loans and lines of credit portfolio was $1.97 billion, compared to $1.87 billion, at September 30, 2007.

Total assets increased $198.9 million, or 1.9%, to $10.5 billion at December 31, 2007 from $10.3 billion at September 30, 2007. The growth in our assets is attributable primarily to an increase in our net loans.

Stock Repurchase Program

The Company announced today that the Board of Directors has authorized the repurchase of up to 15,800,000 shares, or approximately 15%, of the Company’s outstanding common stock (excluding common stock held by Third Federal Savings and Loan Association of Cleveland, MHC, the Company’s mutual holding company). In accordance with Office of Thrift Supervision regulations, such repurchases may not commence until after one year following the completion of the Company’s stock offering, or April 21, 2008. The stock repurchase program may be carried out at the direction of management, subject to the limitations set forth in rule 10b-18 of the Securities and Exchange Commission and other legal requirements, and any further limitations that may be established by the Board of Directors. The repurchase authorization may be suspended, terminated or modified at any time for any reason. Repurchases may be made through open market purchases, block trades, and in negotiated private transactions. The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Dividend Declaration

The Company also announced today that the Board of Directors has declared the Company’s first cash dividend of $0.05 per share, payable on March 10, 2008 to stockholders of record on February 25, 2008. The Company intends to pay a cash dividend each quarter hereafter, with such payment in the Board of Directors’ sole discretion and subject to factors such as the consolidated earnings of the Company, economic and market factors, and the capital structure of the Company and Third Federal Savings and Loan Association of Cleveland, among other factors. Third Federal Savings and Loan Association of Cleveland, MHC, has waived the right to its receipt of dividends on the 227,119,132 shares of common stock it owns.

Marc A. Stefanski, chairman and chief executive officer, said, “By making product and market decisions based on our value system and by sticking to our objective of creating value for our stockholders, customers, communities and associates, we avoided involvement in risky loans. The benefit of this prudent management allows us to pay a cash dividend to and implement a stock repurchase program for our stockholders.”

Forward Looking Statements

This press release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	adverse changes and volatility in credit markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board;

•	inability of third-party providers to perform their obligations to us; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

(In thousands, except share data)

	December 31, 2007	September 30, 2007
ASSETS
Cash and due from banks	$50,029	$45,666
Interest bearing deposits at other financial institutions	129,322	185,649
Federal funds sold	573,000	598,400

Cash and cash equivalents	752,351	829,715

Investment securities:
Available for sale (amortized cost $55,379 and $57,025, respectively)	55,374	56,681
Held to maturity (fair value $894,672 and $825,342, respectively)	889,132	823,815
Mortgage loans held for sale, at lower of cost or market	113,192	107,962
Loans held for investment, net:
Mortgage loans	8,319,002	8,103,300
Other loans	13,222	14,692
Deferred loan fees, net	(18,358)	(19,174)
Allowance for loan losses	(26,095)	(25,111)

Loans, net	8,287,771	8,073,707
Mortgage loan servicing assets, net	41,347	41,064
Federal Home Loan Bank stock, at cost	34,231	34,231
Real estate owned	12,455	9,903
Premises, equipment, and software, net	69,801	69,669
Accrued interest receivable	48,071	48,364
Bank owned life insurance contracts	146,131	144,498
Other assets	27,054	38,420

TOTAL ASSETS	$10,476,910	$10,278,029

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,266,373	$8,141,215
Borrowers’ advances for insurance and taxes	38,587	40,481
Principal, interest, and related escrow owed on loans serviced	77,699	77,908
Accrued expenses and other liabilities	86,114	32,224

Total liabilities	8,468,773	8,291,828
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued and outstanding	3,323	3,323
Paid-in capital	1,668,774	1,668,215
Unallocated ESOP shares	(98,316)	(100,597)
Retained earnings—substantially restricted	440,319	421,503
Accumulated other comprehensive loss	(5,963)	(6,243)

Total shareholders’ equity	2,008,137	1,986,201

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,476,910	$10,278,029

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2007	2006
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$123,967	$116,433
Investment securities available for sale	558	699
Investment securities held to maturity	11,636	1,520
Federal funds sold	8,246	5,840
Other interest earning assets	1,261	1,241

Total interest income	145,668	125,733

INTEREST EXPENSE:
Deposits	92,696	80,792
Federal Home Loan Bank advances	—	315

Total interest expense	92,696	81,107

NET INTEREST INCOME	52,972	44,626
PROVISION FOR LOAN LOSSES	3,000	2,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	49,972	42,626

NON-INTEREST INCOME:
Fees and service charges	6,333	6,169
Gain (Loss) on the sale of loans	1,199	(811)
Increase in and death benefits from bank owned life insurance contracts	1,657	1,565
Net income on private equity investments	1,928	2,604
Other	1,816	2,894

Total non-interest income	12,933	12,421

NON-INTEREST EXPENSE:
Salaries and employee benefits	18,355	17,329
Marketing services	3,525	3,350
Office property, equipment and software	4,519	4,502
Federal insurance premium	631	573
State franchise tax	707	984
Other operating expenses	6,366	4,784

Total non-interest expense	34,103	31,522

INCOME BEFORE INCOME TAXES	28,802	23,525
INCOME TAX EXPENSE	9,986	7,694

NET INCOME	$18,816	$15,831

Earnings per share - basic and fully diluted	$0.06	$0.07

Weighted average shares outstanding	322,327,418	227,119,132

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (Unaudited)

	Three Months Ended December 31, 2007				Three Months Ended December 31, 2006
	Average Balance	Interest Income/ Expense		Yield/ Cost(a)	Average Balance	Interest Income/ Expense		Yield/ Cost(a)
	(Dollars in thousands)
Interest-earning assets:
Cash on hand and in banks	$52,963	$657		4.96%	$10,080	$135		5.36%
Federal funds sold	709,435	8,246		4.65%	445,780	5,840		5.24%
Investment securities	60,635	599		3.95%	45,216	431		3.81%
Mortgage-backed securities	854,689	11,595		5.43%	139,185	1,788		5.14%
Loans	8,322,205	123,967		5.96%	7,708,679	116,433		6.04%
Federal Home Loan Bank stock	34,231	604		7.06%	73,309	1,106		6.03%

Total interest-earning assets	10,034,158	145,668		5.81%	8,422,249	125,733		5.97%

Noninterest-earning assets	356,325				261,741

Total assets	$10,390,483				$8,683,990

Interest-bearing liabilities:
NOW accounts	$1,401,307	11,617		3.32%	$1,644,552	16,949		4.12%
Savings accounts	1,094,998	10,887		3.98%	328,089	767		0.94%
Certificates of deposit	5,683,540	70,192		4.94%	5,494,707	63,076		4.59%
FHLB advances	—	—		—	25,104	315		5.02%

Total interest-bearing liabilities	8,179,845	92,696		4.53%	7,492,452	81,107		4.33%

Noninterest-bearing liabilities	203,214				171,611

Total liabilities	8,383,059				7,664,063
Shareholders’ equity	2,007,424				1,019,927

Total liabilities and shareholders’ equity	$10,390,483				$8,683,990

Net interest income		$52,972				$44,626
Interest rate spread (b)				1.28%				1.64%

Net interest-earning assets (c)	$1,854,313				$929,797

Net interest margin (d)		2.11	% (a)			2.12	% (a)

Average interest-earning assets to average interest-bearing liabilities	122.67%				112.41%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.